UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): December 29, 2014

Chesapeake Utilities Corporation

(Exact name of registrant as specified in its charter)

Delaware	001-11590	51-0064146
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

909 Silver Lake Boulevard, Dover, Delaware	19904
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: 302.734.6799

Not Applicable

Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On December 29, 2014, Chesapeake Utilities Corporation (the “Company”) entered into a Credit Agreement (the “Credit Agreement”) with Citizens Bank, National Association (the “Bank”). The information set forth in Item 2.03 with respect to the Credit Agreement is incorporated herein in its entirety.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

Under the terms of the Credit Agreement, the Company issued an unsecured Revolving Line of Credit Promissory Note (the “Promissory Note”), pursuant to which the Company may borrow up to $35 million. The Promissory Note has a termination date (the “Termination Date”) of December 22, 2015. The Company may borrow and repay the Promissory Note in multiple increments and intervals not to exceed the $35 million. Borrowings under this Credit Agreement will be used for general corporate and working capital purposes. The following is a summary of the material terms to which the new credit facility is subject:

Interest: Borrowings under this credit facility will bear interest at a rate equal to LIBOR plus 85 basis points or at the Bank’s Prime Rate (as defined under the Credit Agreement), as selected by the Company in its discretion. All accrued but unpaid interest due under the Promissory Note is payable on the Termination Date.

Acceleration and Events of Default: The Bank may accelerate the then-outstanding indebtedness upon an event of default under the Credit Agreement. The Credit Agreement contains customary events of default, including failure to pay any amount due under the Promissory Note, failure to observe certain covenants, failure to meet other indebtedness and obligations of the Company, the occurrence of bankruptcy, insolvency or similar events, and the occurrence of an event of default that has a material adverse effect on the Company’s operations or to its financial condition.

Covenants: The Credit Agreement sets forth certain business and financial covenants to which the Company is subject, including covenants that limit or restrict the ability of the Company to incur indebtedness. These covenants are standard covenants that also exist under the Company’s other short-term credit facilities.

With the addition of the $35 million new credit facility and a $10 million increase in another existing credit facility, the Company now has an aggregate of $210 million of credit available under unsecured short-term credit facilities for general corporate and working capital purposes. The short-term credit facilities bear interest at LIBOR plus applicable margins of 80 basis points to 125 basis points.

The foregoing description of the Credit Agreement and Promissory Note are only summaries and are qualified in their entirety by reference to the full texts of the Credit Agreement and Promissory Note, which will be filed as exhibits to the Company’s 2014 Annual Report on Form 10-K.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Chesapeake Utilities Corporation

January 2, 2015	By:	/s/ Beth W. Cooper

		Name:	Beth W. Cooper
		Title:	Senior Vice President and Chief Financial Officer